EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For Fourth Quarter of 2015 and Record Earnings for Full Year 2015

Sparta, Michigan – January 29, 2016 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,222,000 for the fourth quarter of 2015 compared to $1,556,000 in the same period in 2014. Earnings per share were $0.37 in the fourth quarter of 2015 compared to $0.47 in the fourth quarter of the prior year. Net income for 2015 was $5,743,000 or $1.74 per share, compared to $5,695,000 or $1.72 per share in the same period of 2014.

“Although our net income was down in the fourth quarter of 2015 compared to the prior year, I am pleased to report record earnings for the full year 2015, the highest total asset level in the history of our company, and the overall growth of our bank,” said James Bosserd, Chief Executive Officer of ChoiceOne Financial Services, Inc. “For the full year 2015, the increase in our net income compared to 2014 is significant considering we invested over $750,000 to upgrade our data processing and online banking systems in 2015. This major upgrade allows our systems to communicate more efficiently and increase our product offerings. Overall, the investment we have made to our core systems and management changes will allow us to begin 2016 with our strategic initiatives in place for growth.”

Total assets as of December 31, 2015, increased to $568 million, compared to $550 million as of one year earlier. Deposits grew by $7.6 million in the fourth quarter of 2015 and by $39.9 million for the full year 2015. Loans grew by $8.8 million in the fourth quarter of 2015, while nonperforming loans were down $1.1 million or 15.5% for 2015.

Noninterest income increased by $900,000 or approximately 13.2% in 2015 compared to the same period in the prior year due to increased usage of our product offering including our investment and mortgage centers. Noninterest expenses increased to $18.3 million in 2015 compared with $16.8 million in 2014. “We believe we are positioned well to grow ChoiceOne and serve the families and businesses in our communities,” said Bosserd. “We are looking forward to 2016 and anticipate opening our Grand Rapids office. This office will allow us to better serve the Grand Rapids area with our community banking values. We will continue to make investments in our franchise value and in our communities to ensure we all have a better place to bank, live and prosper.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

Condensed Balance Sheets
(Unaudited)

(In Thousands)	12/31/2015	9/30/2015	12/31/2014
Cash and Cash Equivalents	$11,188	$12,387	$16,650
Securities	163,323	157,516	145,706
Loans Held For Sale	4,957	2,559	2,170
Loans, Net of Allowance For Loan Losses	345,110	338,730	341,940
Premises and Equipment	12,119	11,884	11,795
Cash Surrender Value of Life Insurance Policies	12,261	12,172	12,071
Goodwill and Other Intangible Assets	14,108	14,220	14,555
Other Assets	4,680	5,323	4,753

Total Assets	$567,746	$554,791	$549,640

Noninterest-bearing Deposits	$122,937	$114,805	$113,006
Interest-bearing Demand Deposits	351,759	352,291	321,822
Borrowings	20,792	15,049	45,106
Other Liabilities	2,416	3,144	3,516

Total Liabilities	497,904	485,289	483,450

Shareholders’ Equity	69,842	69,502	66,190

Total Liabilities and Shareholders’ Equity	$567,746	$554,791	$549,640

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Interest Income
Loans, including fees	$4,026	$3,993	$15,971	$15,765
Securities and other	878	810	3,381	3,249
Total Interest Income	4,904	4,803	19,352	19,014

Interest Expense
Deposits	215	242	877	1,042
Borrowings	19	35	113	109
Total Interest Expense	234	277	990	1,151

Net Interest Income	4,670	4,526	18,362	17,863
Provision for Loan Losses	—	—	100	100
Net Interest Income After Provision
for Loan Losses	4,670	4,526	18,262	17,763

Noninterest Income
Customer service charges	946	1,073	4,083	3,951
Insurance and investment commissions	209	228	1,060	906
Gains on sales of loans	296	297	1,416	1,023
Other income	147	301	1,143	922
Total Noninterest Income	1,598	1,899	7,702	6,802

Noninterest Expense
Salaries and benefits	2,437	2,168	9,273	8,456
Occupancy and equipment	835	577	2,396	2,389
Data processing	631	497	2,320	1,857
Professional fees	195	206	971	889
Other expense	532	848	3,316	3,203
Total Noninterest Expense	4,630	4,296	18,276	16,794

Income Before Income Tax	1,638	2,129	7,688	7,771
Income Taxes	416	573	1,945	2,076

Net Income	$1,222	$1,556	$5,743	$5,695

Basic Earnings Per Share	$0.37	$0.48	$1.74	$1.73
Diluted Earnings Per Share	$0.37	$0.47	$1.74	$1.72